Exhibit 99.1
NEWS RELEASE

CONTACTS:	Patty Eisenhaur
Watson Pharmaceuticals, Inc.
951-493-5611
patty.eisenhaur@watson.c
Watson Pharmaceuticals Appoints Christopher W. Bodine to Board of Directors
Former President, Health Care Services for CVS Caremark Corporation Brings Added Global Supply
Chain Experience and Expertise to the Board
MORRISTOWN, N.J., June 29, 2009 /PRNewswire-FirstCall via COMTEX/ — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leader in generic and specialty branded pharmaceuticals, today announced the appointment of Christopher W. Bodine to its Board of Directors, effective immediately. The addition of Mr. Bodine expands Watson’s Board to ten members, of whom nine are independent. Mr. Bodine’s career spans 36 years with two of the nation’s leading (Fortune 200) retail and healthcare companies and brings to Watson a significant chain drug industry background.
“Chris is a terrific addition to our Board of Directors, and we are extremely pleased to bring his unique customer insights and perspective to Watson,” said Paul Bisaro, Watson’s President and Chief Executive Officer. “We look forward to his counsel as Watson embarks on its new global challenges, as well as the guidance and support that he can bring to our distribution business.”
Mr. Bodine retired from CVS Caremark in January 2009 after 24 years with the Company. As President, Heath Care Services division, he was responsible for Strategy, Business Development, Trade Relations, Sales and Account Management, Pharmacy Merchandising, Marketing, Information Technology and the Minute Clinic. He joined CVS in 1986, and during that time served in various senior management positions. Prior to joining CVS, he started his retail career with JCPenney and held various operational staff roles from 1974-1986.
Mr. Bodine has been active in the industry serving on a number of boards and committees, including the Healthcare Leadership Council, RI Quality Institute, National Retail Federation, National Association of Chain Drug Stores (NACDS), and the NACDS Pharmacy Affairs and Leadership Committees. In 2005, he was recognized by Mass Market Retailers magazine as the publication’s Top Retail Merchandiser and one of Drug Store News’ “Five People Who Made a Difference” in Retail.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a global leader in the development and distribution of pharmaceuticals with a broad portfolio of generic products and a specialized portfolio of branded pharmaceuticals focused on Urology, Gynecology and Nephrology (Medical).
For press releases and other company information, visit the Watson Web site at http://www.watson.com.

Forward-Looking Statement
Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the impact of competitive products and pricing; market acceptance of and continued demand for Watson’s products; the difficulty of predicting the timing or outcome of FDA approvals and actions, if any; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2008.
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